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                                                                  Exhibit 10.31



CONFIDENTIAL

October 13, 1999



Mr. James Green
6105 Bur Trail
Raleigh, NC  27616

         Re:  Offer of employment

Dear Jim,

Thank you again for the time that you spent consulting at Digital Lightwave, Inc. We were impressed with your experience and skills. We are confident that you can make a substantial contribution to our Production Department.

By accepting this offer of employment in the capacity of Vice President of Production, you will report directly to the President and Chief Executive Officer. This position will present a challenging opportunity for you to expand your experience while contributing to the success of our growth oriented organization. Many of the details of your employment are attached. This offer letter is not an employment contract and does not guarantee employment for any period of time.

During the term of your employment, it is expected that you will be a full time employee of the Company. This requires that your services be exclusive to the Company. You will occupy a position of trust and confidence. You will be required to maintain the confidentiality of Company information.

We would like you to begin your employment with Digital Lightwave, Inc. on or before October 13, 1999. On your first day of employment the Immigration and Naturalization Service requires us to review verification of your employment eligibility. Some examples of acceptable documents include a passport, or driver's license/photo identification and social security card or, driver's license/photo identification and birth certificate. If you are not a United States citizen, you must present proof of employment eligibility. The Immigration and Naturalization Service requires Digital Lightwave to view only original documents.

We look forward to your first day of employment. As the newest member of the Digital Lightwave, Inc. team . . . welcome!


Sincerely,
DIGITAL LIGHTWAVE, INC.



Barbara A. O'Grady
Director of Human Resources

Attachment



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CONFIDENTIAL



                                  JAMES GREEN
                          VICE PRESIDENT OF PRODUCTION

SALARY: $ 130,000.00 annually, bi-monthly payroll is issued on the l5th and last day of each month.

STOCK OPTIONS:    The Company intends to offer you the option to purchase
                  50,000 shares of Common Stock of the Company, subject to the approval of the Board of Directors. One third of these shares will vest each year over a three year period. The optioned shares will be priced at the closing market value as of your first day of employment.

BONUS: You will receive a $5,000 bonus if the Company's 1999 fourth quarter recorded revenues are $17,000,000 or greater. In future years you will also be eligible for participation in the Executive Bonus Plan.

BENEFITS:         You will be eligible to participate in the following benefit programs:

                  Medical Plan and Dental Plan - Coverage is provided by the Company for you and, the Company will contribute 50% of your dependent premium. You are eligible for coverage on the first of the month following your employment date.

                  Short and Long Term Disability - Provided by the Company at no cost to you. You are eligible the first of the month following your hire date.

                  Life Insurance - The Company provides a $100,000 life benefit with matching accidental death and dismemberment. Optionally, you are eligible to purchase additional life insurance for yourself and your family. You are eligible for this coverage on the first of the month following your date of employment.

                  Twelve (12) paid holidays per year, including two floating personal days.

                  Five (5) sick days per year for time away from work due to illness.

                  Ten (10) paid vacation days after one year of service. You are eligible to use 5 of these days after six (6) months of service.

                  Employee Stock Purchase Program which provides you with the convenience of payroll deductions and a 15% discount on Company stock which is purchased through the program.

                  401(k) Plan provides for 100% vesting of the Company contributions after only one year of employment.

RELOCATION:       You will be granted an allowance for temporary housing, car, living expenses and bi-weekly travel home for up to one (1) year. Your real estate cost, which includes the closing costs associated with the sale of your primary residence in North
                  Carolina, will not exceed $20,000. This benefit is contingent upon the movement of your primary residence to the Tampa Bay
                  Area within twelve (12) months of your employment date. The
                  Company will also provide and arrange for the movement of normal household goods from your primary residence in North
                  Carolina to your new permanent residence in the Tampa Bay
                  Area. A reputable mover, selected by the Company, will be contracted for the relocation.



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EQUIPMENT:        The Company will supply you with equipment that you will
                  require to perform the functions of your position. This may include a laptop computer, printer, copier, fax machine, business cards, cellular telephone, pager, demonstration units, etc. All items provided remain the property of the Company and, as such, must be returned upon request. Further, you will reimburse the Company in full for any costs, including but not limited to attorney's fees, it incurs in securing the return of its property not returned within seven days.


ACKNOWLEDGE RECEIPT AND ACCEPTANCE OF THIS EMPLOYMENT OFFER:




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